Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Aleph Group, Inc of our report dated February 7, 2022, except for the effects of the share reduction discussed in Notes 1, 3 and 13 to the consolidated financial statements, as to which the date is March 21, 2022 relating to the financial statements of Aleph Group, Inc, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Price Waterhouse & Co. S.R.L.

/s/ Reinaldo Sergio Cravero

Partner

Buenos Aires, Argentina

March 21, 2022